Exhibit 23.2(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-3 for United States Oil Fund, LP of our report dated March 2, 2015 relating to the statements of financial condition for the years ended December 31, 2014 and 2013, including the schedules of investments as of December 31, 2014 and 2013 and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2014, 2013 and 2012 of United States Oil Fund, LP included in the Form 10-K of United States Oil Fund, LP and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP
Greenwood Village, Colorado
April 28, 2015